Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation

Alteva of Warwick, LLC	New York

Alteva Solutions, Inc.	New York

Alteva Hometown, Inc.	New York

Alteva of Syracuse, Inc.	New York

Alteva Long Distance, I nc.	New York